EXHIBIT 11


STATEMENT RE: BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
(in thousands, except earnings (loss) per share data)


                                     For the Year Ended
                                         December 31,

                                     1997     1996      1995

Net Earnings (Loss)                 <$254>   <$905>     <653>

Basic Weighted average common
 shares outstanding*               13,535   12,597    11,277

Net Loss per share                  <$.02>   <$.07>    <$.06>






* Common stock equivalents are considered anti-dilutive and therefore are not included in the diluted computation.